FOR IMMEDIATE RELEASE

ORAGENICS ANNOUNCES $5,000,000
IN NEW FINANCING, AND CHANGES
IN ITS BOARD OF DIRECTORS AND MANAGEMENT

ALACHUA, FLORIDA, USA – (June 30, 2009) – The Florida based biotechnology firm Oragenics, Inc., announces that it has closed an investment contract with the Koski Family Limited Partnership to provide new capital for continuing operations.  Pursuant to this contract, the Koski Family Limited Partnership agreed to invest $4,000,000 (four million dollars) in equity in exchange for 50,000,000 common shares, and warrants to purchase 1,000,000 additional shares for $.10 each.  The equity investment consists of $1,500,000 in cash at closing and $2,500,000 in the form of a non-interest bearing promissory note, to be paid in five equal monthly installments of $500,000 commencing July 31, 2009.  In addition, the Koski Family Limited Partnership has provided Oragenics, Inc., with a loan in the amount of $1,000,000 (one million dollars) secured by certain assets owned by Oragenics, Inc.

Pursuant to the terms of this investment, Richard Welch, Derek Hennecke, and Kevin Sills have resigned from Oragenics board of directors, and have been replaced by David Hirsch, Robert C. Koski, and Christine L. Koski.  Dr, Jeffrey Hillman remains on the board of directors, and Christine Koski has assumed the role of Chairperson of the Board.  Ms. Koski currently also serves on the board of directors of Sun Hydraulics Corporation, NASDAQ:SNHY, based in Sarasota, Florida.  David Hirsch has been appointed CEO of Oragenics, going forward.

David Hirsch, Oragenics’ CEO stated:  “I would like to thank Rick Welch, Derek Hennecke, and Kevin Sills, for their dedicated service on the board of directors during a difficult time for the Company.  We are excited about the opportunity to work with Robert Koski and Christine Koski, and look forward to a productive relationship.”

About Oragenics

Oragenics, Inc. is a biopharmaceutical company engaged in developing unique proprietary technologies, some of which are being commercialized and sold in the over-the-counter consumer healthcare market. The company also has a number of products in discovery, preclinical and clinical development, with a concentration in the main therapeutic area of infectious diseases, diagnostics, and oral health. The company is located in Progress Corporate Park at 13700 Progress Boulevard in Alachua, Florida, approximately 15 miles from the campus of the University of Florida in Gainesville.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those set forth in our most recently filed annual report on Form 10-KSB and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

Contact: Oragenics, Inc. Executive Offices David Hirsch Chief Executive Officer Tel.: +1 386 418 4018 dhirsch@oragenics.com